Exhibit 99.1

NEWS RELEASE

650 S. Edmonds Lane, Suite 108 Lewisville, TX 75067

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	David N. Clark
Kei Advisors LLC	President and COO
Phone: 716.843.3908/716.843.3874	Phone: 361.883.3990
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com

Media Contact:
Kristin Jensen
505.888.5877 / 505.363.1496
kjensen@dwturner.com
Uranium Resources, Inc. Announces Independent
Study Validates 91.7 million pounds of U 3O 8 on
New Mexico Properties
DALLAS, TX, Thursday, March 29, 2007 -— Uranium Resources, Inc. (OTCBB: URRE) (“URI”) announced today that an independent study by Behre Dolbear & Company (USA), Inc. has affirmed that six of the Company’s New Mexico properties hold 91.7 million pounds U3O8 that conform to the U.S. Securities and Exchange Commission’s (SEC) Guideline of non-reserve mineralized material.
This estimate reflects the Company’s ongoing reevaluation of its New Mexico properties, including its decision to consider development of certain properties by conventional mining and milling methods in addition to in-situ recovery methods. The properties reviewed were Mancos, Church Rock, Nose Rock, West Largo, Roca Honda and Crownpoint and are comprised of fee-owned minerals that were purchased from the Santa Fe Pacific Gold Corporation in 1997, unpatented lode mining claims and a mineral lease. The estimate for each property is based on studies and geologic reports prepared by prior owners, along with studies and reports prepared by geologists engaged by the Company. The estimates were reviewed and affirmed to the Company by Behre Dolbear & Company (USA), an independent private consulting firm.
Behre Dolbear can, as an expert witness, state to the Engineering section of the SEC the following:
1.	Major, reputable mining companies proved up the presence of uranium mineralization on the properties in the 1970s and 1980s,

2.	Development work, including drilling and shaft sinking, to mine the uranium was undertaken, but was halted by poor market conditions,

3.	The estimates of reserves and non-reserve mineralized material reviewed were prepared by qualified uranium specialists, and

4.	Behre Dolbear confirms that the methodology used by these experts to develop their estimates was appropriate and in accord with industry standards.
- MORE -

Uranium Resources, Inc. Announces Independent Study Validates 91.7 million pounds of U 3 O8 on New Mexico Properties
March 29, 2007

Dave Clark, President of Uranium Resources, Inc., commented, “This report confirms we already have the resource base we need to become a major producer in New Mexico. In addition, we are confident we can add significantly more resources by continuing to mine our extensive database and through exploration drilling on the many promising targets we have on our 183,000 acre land position in the Grants mineral belt. We feel we are well on our way to building a 200-300 million pound U3O8 resource base by developing our own properties and through acquisition, which supports our goal of becoming a 10 million pound per year producer by 2014.”
The Company will file the report in its entirety with the SEC on Form 8-K.
ABOUT URANIUM RESOURCES, INC.
Uranium Resources Inc. explores for, develops and mines uranium. Since it’s incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings in New Mexico that includes the proposed ISR project at Churchrock. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
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